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                                                                    EXHIBIT 99.1


           AXCESS INC. ACQUIRES NETWORKED DIGITAL VIDEO TECHNOLOGY---
                     --EXTENDS PRODUCT LINE AND DISTRIBUTION


         DALLAS, TX JULY 16, 1999 - AXCESS Inc. (Nasdaq: AXSI) today announced it has signed a definitive agreement to acquire the digital video technology of Dallas-based Prism Video, Inc. Both companies participate in the $70 billion electronic security industry. The AXCESS RFID System is a high performance, long range, active system comprised of radio frequency tags and readers used to identify and track vehicles, assets and people. Prism Video provides networked, digital video/audio systems for security surveillance (CCTV), security video recording and traffic monitoring. In exchange for the digital video technology, AXCESS will issue shares of a new series of convertible preferred stock, a warrant to purchase common stock and a note payable to Prism Video, Inc. The parties anticipate closing the transaction as soon as possible following the satisfaction of all customary conditions.

         "The synergies are significant," stated Richard C.E. Morgan, chairman of the board of AXCESS Inc. "Prism has proven distribution channels offering a commonly accepted technological solution to security threats and AXCESS has established itself as the active RFID manufacturer with the greatest technological capability and breadth to solve security problems. The integration of the two technologies extends, complements and enhances the product offering and allows the company to take the lead in a new, but definitive, security industry trend combining RFID and CCTV for access control and asset management."

         In a typical RFID application the tagged assets are automatically tracked as they move in, out, or throughout the facility and the activity logged. Assets can be linked to people so that a record can be generated of who left, with what, when. Adding networked digital video means that a security breach can be video recorded or the alarm condition validated (via RFID) even from a central location providing both an overt deterrent and a visual record. "Today, we have the platform to transmit digital video and RFID data together over virtually any facility from phone lines, to LAN, to the Internet. Networking this information over a common channel offers cost savings, as well as remote management and alarm integration options no other system can", said Allan Griebenow, Prism's president and CEO.

         Griebenow will become president and CEO of AXCESS Inc. Prior to Prism, he was president and CEO of Vortech Data, Inc., that was acquired by Eastman Kodak in 1993. Griebenow said, "Prism has earned a reputation for innovation and technical superiority and enjoys an application-rich customer base for adding RFID. It has an established network of dealers and distributors that will now have access to enhanced RFID solutions. At AXCESS, we'll make good use of Prism's complementary engineering capability to support integrated RFID and networked video systems."



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         Founded in 1994, Prism Video, Inc. is a leading provider of video products using the company's patented digital video compression technology. Prism provides a complete line of remote video and digital video storage products. For additional information about Prism, see the website at www.prismvideo.com

         AXCESS Inc., founded in 1982 as Lasertechnics, Inc. and headquartered in Dallas, TX, markets active RFID technology solutions through indirect channels with a broad line of products for use in tracking and monitoring vehicles, assets and people.

         For additional information, please see our website at www.axsi.com.




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